UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On December 30, 2016, Deluxe Corporation (the “Company”) entered into Amendment No. 4 to Credit Agreement (the “Amendment”), which amended that certain Credit Agreement, dated as of March 12, 2010, by and among the Company, the institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders, Fifth Third Bank, as Syndication Agent, and U.S. Bank National Association, Union Bank, N.A., and PNC Bank, National Association as Co-Documentation Agents (as amended, the “Amended Credit Agreement”).
The Amended Credit Agreement increased the existing term loan facility by $130 million (from $200 million to $330 million). The Company drew on the increased term loan facility in the full amount of the increase on December 30, 2016. The proceeds of the increased term loan facility were used to fund the acquisition by the Company of First Manhattan Consulting Group, LLC and certain of its affiliates (together, “FMCG”). Amounts repaid or prepaid in respect of the term loan facility may not be reborrowed.
As of January 5, 2017, there was approximately $761 million outstanding under the Amended Credit Agreement, comprised of $431 million of revolving loans and $330 million of term loans. The net available borrowings are approximately $84 million, consisting of $84 million of availability under the revolving credit facility and $0 under the term loan facility. Interest accrues at an adjusted LIBOR plus 1.50% to 2.125% depending on the Company’s Leverage Ratio (as defined in the Amended Credit Agreement) on the applicable date, or at an adjusted base or prime rate plus 0.50% to 1.125% depending on the Leverage Ratio.
The maturity date under the Amended Credit Agreement remains unchanged at February 21, 2019.
The obligations under the Amended Credit Agreement are guaranteed by certain of the Company’s subsidiaries that are deemed “material” under the Amended Credit Agreement. Additional subsidiaries may become guarantors during the term of the Amended Credit Agreement based on the terms of the Amended Credit Agreement.
To secure the Company’s obligations under the Amended Credit Agreement, the Company and each of the domestic material subsidiaries have granted to the Administrative Agent a security interest in substantially all their personal property, excluding certain assets.
The Amended Credit Agreement requires the Company to maintain certain financial ratios, including a maximum Leverage Ratio and a minimum ratio of Consolidated EBIT to Consolidated Interest Expense (as defined in the Amended Credit Agreement).
The Amended Credit Agreement has cross-default provisions that, in general, provide that a failure to pay principal or interest under other indebtedness in an aggregate principal amount exceeding $35 million, or breach or default under indebtedness that permits the holders thereof to accelerate the maturity of at least that amount of indebtedness, will result in a default under the Amended Credit Agreement.
The Amended Credit Agreement also contains other events of default that would permit acceleration of the maturity under the Amended Credit Agreement, and covenants that limit various matters. These covenants include limitations on indebtedness, liens, investments, and acquisitions (other than capital expenditures), certain mergers, certain asset sales outside the ordinary course of business, “Change in Control” (as defined in the Amended Credit Agreement) of the Company, and other matters customary for credit facilities of this nature.

The description set forth above is qualified in its entirety by the Amendment, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Section 2 - Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Section 7 - Regulation FD
Item 7.01. Regulation FD Disclosure.
On January 6, 2017, the Company issued a press release relating to the acquisition of FMCG and an updated financial outlook, which press release is furnished hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Amendment No. 4 to Credit Agreement, dated as of December 30, 2016, by and among Deluxe Corporation, the financial institutions signatory thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders.

99.1	Press release, dated January 6, 2017, of Deluxe Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017

DELUXE CORPORATION

/s/ J. Michael Schroeder

J. Michael Schroeder
Senior Vice President,
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits

10.1
Amendment No. 4 to Credit Agreement, dated as of December 30, 2016, by and among Deluxe Corporation, the financial institutions signatory thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders

99.1	Press release, dated January 6, 2017, of Deluxe Corporation

5